UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: SE-10-048
)
)
SUPERIOR BANCORP	)	Effective Date: November 2, 2010
)
Birmingham, Alabama	)
OTS Docket No. H4235)
)

ORDER TO CEASE AND DESIST

WHEREAS, Superior Bancorp, Birmingham, Alabama, OTS Docket No. H4235 (Holding Company), by and through its Board of Directors (Board), has executed a Stipulation and Consent to Issuance of Order to Cease and Desist (Stipulation); and

WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Southeast Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order.

Superior Bancorp
Order to Cease and Desist

NOW, THEREFORE, IT IS ORDERED that:

Cease and Desist.

1.           The Holding Company, its institution-affiliated parties,1 and its successors and assigns, shall cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in, counseling, or the aiding and abetting the unsafe or unsound banking practices that resulted in:

(a)           operating with insufficient liquidity to meet debt obligations;

(b)           operating its wholly owned savings association subsidiary, Superior Bank, Tampa, Florida, OTS # 18010 (Association), with an inadequate level of capital protection for the volume, type and quality of assets held by the Association;

(c)           operating the Association with inadequate earnings to augment capital and support reserves;

(d)           operating the Association with an excessive level of adversely classified loans and assets; and

(e)           operating the Association with an excessive concentration of commercial real estate and construction loans.

Capital Plan.

2.           Within sixty (60) days, the Holding Company shall submit for Regional Director review and non-objection a written plan to maintain and enhance the capital of the Holding Company and the Association and to ensure that the Association complies with the capital requirements imposed by the Order to Cease and Desist issued by the OTS effective November 2, 2010 (Capital Plan).  The Capital Plan shall:

(a)	address the requirements and restrictions imposed by this Order;

1 The term “institution-affiliated party” is defined at 12 U.S.C. § 1813(u).

Superior Bancorp
Order to Cease and Desist

(b)           identify the specific sources of additional capital and the timeframes and methods by which additional capital will be raised and infused into the Association, if necessary, including specific target dates and capital levels;

(c)           establish an alternative strategy including, but not limited to, seeking a merger or acquisition partner for the Holding Company and/or the Association, to be implemented immediately if the Holding Company’s primary strategy to raise and infuse additional capital is unsuccessful; and

(d)           require the Board to review, on a monthly basis, the Holding Company’s compliance with its Capital Plan and the Association’s compliance with its Capital Plan.

3.           Upon receipt of written non-objection from the Regional Director, the Holding Company shall implement and adhere to the Capital Plan.  A copy of the Capital Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within twenty (20) days after the Board meeting.

Business Plan.

4.           Within sixty (60) days , the Holding Company shall submit a comprehensive business plan for the remainder of calendar year 2010 and calendar years 2011 and 2012 (Business Plan) to the Regional Director for review and non-objection.  Thereafter, the Holding Company shall submit an updated three year Business Plan at least ninety (90) days prior to the end of each calendar year.  At a minimum, the Business Plan shall conform to applicable laws, regulations and regulatory guidance and include:

(a)           plans to improve the Holding Company’s core earnings, reduce expenses, and achieve profitability on a consistent basis throughout the term of the Business Plan;

Superior Bancorp
Order to Cease and Desist

(b)           strategies for ensuring that the Holding Company has the financial and personnel resources necessary to implement and adhere to the Business Plan, adequately support the Holding Company’s risk profile, maintain compliance with applicable regulatory requirements, and comply with this Order;

(c)           quarterly pro forma financial projections (balance sheet, regulatory capital ratios, and income statement) for each quarter covered by the Business Plan; and

(d)           identification of all relevant assumptions made in formulating the Business Plan and a requirement that documentation supporting such assumptions be retained by the Holding Company.

5.           Upon receipt of written notice of non-objection from the Regional Director, the Holding Company shall implement and adhere to the Business Plan.  A copy of the Business Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within twenty (20) days after the Board meeting.

6.           Any material modifications2 to the Business Plan must receive the prior written non-objection of the Regional Director.  The Holding Company shall submit proposed material modifications to the Regional Director at least forty-five (45) days prior to implementation.

7.           Within thirty (30) days after the end of each quarter, after implementation of the Business Plan, the Board shall review quarterly variance reports on the Holding Company’s compliance with the Business Plan (Variance Reports).  The Variance Reports shall:

2 A modification shall be considered material under this Section of the Order if the Holding Company plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material modification.

Superior Bancorp
Order to Cease and Desist

(a)           identify variances in the Holding Company’s actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;

(b)           contain an analysis and explanation of identified variances; and

(c)           discuss the specific measures taken or to be taken to address identified  variances.

8.           A copy of the Variance Reports and Board meeting minutes shall be provided to the Regional Director within twenty (20) days after the Board meeting.

Association Oversight.

9.           Effective immediately, the Holding Company shall ensure the Association’s compliance with applicable laws, rules, regulations, and agency guidance and the terms of the Order to Cease and Desist issued by the OTS against the Association on November 2, 2010.

Enterprise Risk Management.

10.         Within sixty (60) days, the Holding Company shall revise the Enterprise Risk Management Plan to address deficiencies and weaknesses noted in the April 26, 2010 examination (2010 Examination).  The Enterprise Risk Management Plan shall, at a minimum:

(a) require the development and adoption of policies and procedure that ensure that risk considerations are factored into decision-making ;

(b) require the  development of  strong risk management, audit, and compliance functions that are separate and independent from the operating and lending functions; and

(c) provide for  monitoring  the strength of controls and the adequacy of management’s adherence to policies, controls, and regulations, and making all necessary adjustments.

Superior Bancorp
Order to Cease and Desist

Management Assessment Report.

11.           Within ninety (90) days, the Holding Company shall submit to the Regional Director for review a written assessment of the Holding Company’s board and management structure prepared by an independent third-party (Management Study).  The Management Study shall address the adequacy and suitability of the  Holding Company’s management (at both board and executive levels) for the size, complexity, operations and risk profile of the Holding Company , and specifically address the management and staffing of the Holding Company enterprise risk management functions.  The Management Study shall address the requirements imposed by this Order and shall evaluate and determine responsibility for the strategic decisions made to grow the Association and increase the Association’s loan portfolios.

12.           Within sixty (60) days of receipt of the Management Study, the Holding Company shall implement all recommendations of the Management Study or, within the same timeframe, provide the Regional Director with a detailed written explanation for each recommendation that was rejected by the Holding Company.

Dividends.

13.           Effective immediately, the Holding Company shall neither accept nor request that the Association make or pay any dividends or other capital distributions, as that term is defined in 12 C.F.R. § 563.141, or commit to make or pay dividends or any other capital distributions, without receiving the prior written non-objection of the Regional Director.  The Holding Company’s written request for non-objection shall be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed dividend payment or distribution of capital.

14.           Effective immediately, the Holding Company shall not declare or pay any dividends or other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without the prior written non-objection of the Regional Director.  The Holding Company’s written request for non-objection shall be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed dividend payment or distribution of capital.

Superior Bancorp
Order to Cease and Desist

Debt Limitations.

15.           Effective immediately, the Holding Company shall not: (a) incur, issue, renew, repay, or rollover any debt,3 increase any current lines of credit, or otherwise incur any additional debt without receiving the prior written non-objection of the Regional Director; or (b) authorize or permit any subsidiary of the Holding Company to incur, issue, renew, repay, or rollover any debt, increase any current lines of credit, or otherwise incur any additional debt without receiving the prior written non-objection of the Regional Director.  All written requests to the Regional Director shall include, at a minimum: a statement regarding the purpose of the debt; a copy of the debt agreement; the planned source(s) for debt repayment; and an analysis of the cash flow resources available to meet such debt repayment.  The Holding Company’s written request for non-objection shall be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed debt issuance, renewal, or rollover; the proposed increase in any current lines of credit; the proposed guarantee of the debt of any entity; or any other incurrence of additional debt.

3 For purposes of this Paragraph of the Order, the term “debt” includes, but is not limited to: loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt; and does not include: liabilities that are incurred in the ordinary course of business to acquire goods and services and that are normally recorded as accounts payable under generally accepted accounting principles.

Superior Bancorp
Order to Cease and Desist

Directorate and Management Changes.

16.           Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers4 set forth in 12 C.F.R. Part 563, Subpart H.

Employment Contracts and Compensation Arrangements.

17.           Effective immediately, the Holding Company shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Holding Company, unless it first provides the Regional Director with not less than forty-five (45) days prior written notice of the proposed transaction.  The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites.  The Board shall ensure that any contract, agreement or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), 12 C.F.R. Part 570 – Appendix A, and the Interagency Guidance on Sound Incentive Compensation Policies contained in OTS Chief Executive Officer Memorandum No. 354.

Golden Parachute and Indemnification Payments.

18.           Effective immediately, the Holding Company shall not make any golden parachute payment5 or prohibited indemnification payment6 unless, with respect to each such payment, the Holding Company has complied with the requirements of 12 C.F.R. Part 359.

4 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
5 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
6 The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

Superior Bancorp
Order to Cease and Desist

Third Party Contracts.

19.           Effective immediately, the Holding Company shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Holding Company7 or outside the Holding Company’s normal course of business unless, with respect to each such contract, the Holding Company has: (a) provided the Regional Director with a minimum of forty-five (45) days prior written notice of such arrangement or contract and a written determination that the arrangement or contract complies with the standards and guidelines set forth in Thrift Bulletin 82a (TB 82a); and (b) received written notice of non-objection from the Regional Director.

20.           Effective immediately, the Holding Company shall provide the Regional Director with written notice of all arrangements or contracts with third party service providers consistent with the requirements of 12 U.S.C. § 1464(d)(7)(D)(ii).  Such notice shall be provided to the Regional Director not later than forty-five (45) days after the earlier of: (a) the date on which the Holding Company enters into the contract; or (b) the date on which the performance of the service is initiated.  The Board shall review all arrangements or contracts with third party service providers covered by this Paragraph to ensure compliance with the standards and guidelines set forth in TB 82a.

Board Oversight of Compliance with Order.

21.           Within thirty (30) days, the Board shall designate a committee to monitor and coordinate the Holding Company’s compliance with the provisions of this Order (Compliance Committee).  The Compliance Committee shall be comprised of three (3) or more directors, the majority of whom shall be independent8 directors.

7 A contract will be considered significant to the overall operation or financial condition of the Holding Company where the annual contract amount equals or exceeds two percent (2%) of the Holding Company’s total capital, where there is a foreign service provider, or where it involves information technology that is critical to the Holding Company’s daily operations without regard to the contract amount.
8 For purposes of this Order, an individual who is “independent” with respect to the Holding Company shall be any individual who:
(a)      is not employed in any capacity by the Holding Company, its subsidiaries, or its affiliates, other than as a director;
(b)      does not own or control more than ten percent (10%) of the outstanding shares of the Holding Company or any of its affiliates;
(c)      is not related by blood or marriage to any officer or director of the Holding Company or any of its affiliates, or to any shareholder owning more than ten percent (10%) of the outstanding shares of the Holding Company or any of its affiliates, and who does not otherwise share a common financial interest with any such officer, director or shareholder;
(d)      is not indebted, directly or indirectly, to the Holding Company or any of its affiliates, including the indebtedness of any entity in which the individual has a substantial financial interest, in an amount exceeding 10 percent (10%) of the Association’s total Tier 1 (Core) capital; and
(e)      has not served as a consultant, advisor, underwriter, or legal counsel to the Holding Company or any of its affiliates.

Superior Bancorp
Order to Cease and Desist

22.         Within thirty (30) days after the end of each quarter, beginning with the quarter ending December 31, 2010, the Oversight Committee shall submit a written compliance progress report to the Board (Compliance Tracking Report).  The Compliance Tracking Report shall, at a minimum:

(a)           separately list each corrective action required by this Order;

(b)           identify the required or anticipated completion date for each corrective action; and

(c)           discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.

23.         Within forty-five (45) days after the end of each quarter, beginning with the quarter ending December 31, 2010, the Board shall review the Compliance Tracking Report and all reports required to prepared by this Order.  Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board.  A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within ten (10) days after the Board meeting.

Superior Bancorp
Order to Cease and Desist

Effective Date, Incorporation of Stipulation.

24.           This Order is effective on the Effective Date as shown on the first page.  The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

25.           This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.

Time Calculations.

26.           Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

27.           The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Holding Company that includes reasons in support for any such extension.  Any OTS extension shall be made in writing.

Submissions and Notices.

28.           All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

29.           Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:

Superior Bancorp
Order to Cease and Desist

(a)	To the OTS:
Regional Director
Office of Thrift Supervision
1475 Peachtree St., NE
Atlanta, Georgia 30309

(b)	To the Holding Company:
c/o C. Stanley Bailey, Chairman
Superior Bancorp
17 North 20th Street
Birmingham, Alabama 35203

No Violations Authorized.

30.           Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:	/s/ James G. Price
James G. Price
Regional Director, Southeast Region

Date: See Effective Date on page 1

Superior Bancorp
Order to Cease and Desist